Exhibit 10.4

This EMPLOYMENT AGREEMENT (“Agreement”) by and between WMIH Corp., a Delaware corporation (the “Company”), and Thomas L. Fairfield (“Executive”) (collectively the “Parties”) is made as of May 15, 2015 (the “Effective Date”).

WHEREAS, the Company has consummated an offering of Series B convertible preferred stock (“Series B Preferred Stock”) of the Company (the “Offering”) pursuant to the Final Offering Memorandum, dated as of December 19, 2014 (the “Offering Memorandum”); and

WHEREAS, the Company desires to employ Executive on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1. Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary thereof (the “Employment Period”) unless the Parties mutually agree to extend the term at least ninety (90) days prior to the end of the Employment Period. Upon Executive’s termination of employment with the Company for any reason, upon request by the Company, Executive shall immediately resign all officer positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors (the “Board”) and any committee thereof.

2. Terms of Employment.

(a) Position and Duties. During the Employment Period, Executive shall serve as Chief Operating Officer of the Company and as a member of the Board and shall be responsible for the performance of the following duties: (i) sourcing, analyzing and consummating one or more accretive acquisitions; (ii) working with sponsors, advisors and potential sellers to identify and analyze various acquisition candidates; (iii) reporting to the Board and any committees thereof on potential acquisition opportunities and making recommendations thereon; (iv) managing due diligence processes; (v) negotiating acquisition agreements; (vi) working with lenders to obtain and close acquisition financing; (vii) closing transactions and (viii) such other duties as may be prescribed by the Board from time to time that are consistent with the foregoing or reasonably required to ensure the effective operation of the Company’s existing business. Executive shall report directly to the Board and if reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any affiliate or subsidiary thereof (collectively, the “Company Group”).

(b) Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of Executive’s business time to the business and affairs of the Company and to use commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder; provided, that the Company acknowledges that Executive is currently a director, executive officer and employee of Capmark Financial Group Inc. and certain of its subsidiaries (“Capmark”) and a director of Courtagen Life Sciences, Inc. and may continue to serve in such capacities and, as applicable, perform services related thereto (or perform similar services in another capacity, including as a consultant) during the Employment Period; provided, further, that such services do not materially interfere with Executive’s performance of his duties hereunder. Executive shall be entitled to (i) engage in charitable and educational activities, (ii) subject to approval by the Board, serve as a member of the board of directors of any unaffiliated corporation, and (iii) manage Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company, do not interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies as may be in effect from time to time.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount equal to Five Hundred Thousand dollars ($500,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”).

(ii) Restricted Stock. As soon as is reasonably practicable following the Effective Date, Executive shall be granted restricted shares of the Company’s common stock, par value $0.00001 per share (the “Restricted Stock”) with an aggregate value of $4,000,000, based on a per share value equal to $2.25 (the “Assumed Conversion Price”); provided, that to the extent the final conversion price (the “Final Conversion Price”) of the Series B Preferred Stock is less than the Assumed Conversion Price, subject to a minimum amount equal to $1.75, Executive shall be granted an additional number of restricted shares equal to the excess of (x) the amount of restricted shares that would have been granted to Executive based on the Final Conversion Price less (y) the amount of restricted shares previously granted to Executive based on the Assumed Conversion Price. Subject to the terms and conditions set forth in the applicable award agreement to be entered into by the Company and Executive, the Restricted Stock shall vest in full upon the consummation a Qualifying Acquisition (as defined in the Offering Memorandum); provided, that Executive remains continuously employed with the Company until such time; provided, further, that if the Company consummates a Qualifying Acquisition within six (6) months following (i) the Company’s termination of Executive’s employment without Cause, (ii) Executive’s resignation for Good Reason, (iii) the termination of Executive’s employment as a result of Executive’s death or Disability, or (iv) the termination of Executive’s employment as a result of the expiration of the Employment Period, the Restricted Stock will vest at the time of such consummation. For the avoidance of doubt, the termination of Executive’s employment shall not affect Executive’s rights to Restricted Stock that has vested.

(iii) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other senior executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time. In addition, the Company shall provide Executive with directors and officers insurance coverage at least equal to that provided to other Company directors and officers.

(iv) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

3. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 10(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.

(b) Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in material harm to the Company’s business or reputation, (iv) breach of any material terms of Executive’s employment, including this Agreement, which results or could reasonably be expected to result in material harm to the Company’s business or reputation or (v) continued willful failure to substantially perform Executive’s duties. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless Executive has been given written notice by the Company stating the basis for such termination and Executive is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time upon thirty (30) days’ prior written notice.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for “Good Reason” (as defined below) upon sixty (60) days’ prior written notice following the initial occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (i) any material failure of the Company to fulfill its obligations under this Agreement, (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company, (iii) a reduction in Executive’s then current Annual Base Salary, or (iv) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law; provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than thirty (30) days following Executive’s knowledge of the initial occurrence of such event and the Company shall have failed to remedy such event within thirty (30) days of receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon thirty (30) days’ prior written notice.

(f) Termination as a Result of Expiration of the Employment Period. Unless otherwise agreed between the Parties, Executive’s employment shall automatically terminate upon the expiration of the Employment Period.

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(c), 3(d) or Section 3(e)) or any later date specified therein pursuant to Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration.

4. Obligations of the Company upon Termination.

(a) Without Cause/For Good Reason. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) the Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(v) hereof, and (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(C), the “Accrued Obligations”);

(ii) to the extent such termination occurs prior to the consummation of a Qualifying Acquisition, subject to Section 4(e) below, after the Date of Termination, the Company will pay Executive a lump sum amount equal to Two Hundred Fifty Thousand ($250,000) (the “Severance Payment”). The Severance Payment shall be made in a lump sum on the date that is sixty (60) days following the Date of Termination, subject to the terms and conditions in Section 4(e) below. For the avoidance of doubt, Executive shall have no entitlement to the Severance Payment in connection with any termination that occurs following the consummation of a Qualifying Acquisition but shall retain his rights to vesting of Restricted Stock upon consummation of a Qualifying Acquisition within six months after termination as provided under Section 2(c)(ii).

(b) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives, except for Executive’s rights to vesting of Restricted Stock upon consummation of a Qualifying Acquisition within six months after termination as provided under Section 2(c)(ii).

(c) For Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive for any reason other than as provided in Section 4(a), then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.

(d) Expiration of the Employment Period. If Executive’s employment shall be terminated by reason of the expiration of the Employment Period as result of the Company’s or Executive’s non-extension, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives, except for Executive’s rights to vesting of Restricted Stock upon consummation of a Qualifying Acquisition within six months after termination as provided under Section 2(c)(ii).

(e) Separation Agreement and General Release. The Company’s obligation to make the Severance Payment is conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company and its affiliates (and their respective officers and directors) in substantially the form attached hereto as Exhibit A; provided, that if Executive should fail to execute (or revokes) such release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment. If Executive executes the release within such sixty (60) day period and does not revoke the release within seven (7) days following the execution of the release, the Severance Payment will be made in accordance with Section 4(a)(ii).

5. Restrictive Covenants.

(a) Non-Solicitation and Non-Competition. Upon consummation of a Qualifying Acquisition, the Parties shall enter into a restrictive covenants agreement containing customary terms and conditions, including (i) restrictions on Executive’s ability to compete with the business of the Company during the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination (the “Restricted Period”), as such business is conducted or proposed to be conducted as of the Date of Termination, (ii) restrictions on Executive’s ability to solicit or hire employees, consultants and contractors of the Company during the Restricted Period, (iii) restrictions on Executive’s ability to solicit, or otherwise interfere with the relationship between the Company and, customers or suppliers of the Company during the Restricted Period and (iv) customary carve-outs with respect to Executive’s passive ownership of equity securities of public companies and Executive’s ability to solicit employees, consultants and contractors (A) with whom Executive has pre-existing business relationships as of the Effective Date or (B) that regularly provide services to multiple clients.

(b) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, on or after the date hereof, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(d)(ii)) of the business of the Company Group that Executive may then possess or have under Executive’s control.

(c) Proprietary Rights. Executive recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(d) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(e) Enforcement. If Executive commits a breach of any of the provisions of this Section 5 or Section 6 below, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company Group are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy to the Company Group. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of Section 5 or 6 of this Agreement.

(f) Blue Pencil. If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(g) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 5 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

6. Non-Disparagement.

During the Employment Period and at all times thereafter, neither Executive nor Executive’s agents, on the one hand, nor the Company formally, or its executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or Executive’s agents, Company Group, or any of Company Group’s officers, directors or employees). The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to Company Group or any of Company Group’s officers, directors or employees; provided, that in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

7. Litigation and Regulatory Cooperation.

Following the termination of Executive’s employment with the Company for any reason, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company; provided, that, (i) such cooperation shall not unreasonably interfere with Executive’s employment or business affairs and (ii) the Company reimburse Executive for his reasonable expenses incurred with respect to such cooperation.

8. Confidentiality of Agreement.

The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other, except that Executive may disclose this Agreement to his legal and tax advisers or to members of the Board of Directors of, and executive officers of, Capmark as Executive determines may be reasonably required.

9. Executive’s Representations, Warranties and Covenants

(a) Executive hereby represents and warrants to the Company that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, or fee for services agreement with any other person except for that certain Employment Agreement between Executive and Capmark, dated as of September 30, 2011, and that certain Consulting Agreement between Executive and the Company, dated as of November 20, 2014 (the “Consulting Agreement”);

(iv) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Company hereby represents and warrants to Executive that:

(i) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(ii) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

10. General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Consulting Agreement.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall not be assignable by the Company without the prior written consent of the Executive except for assignment to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its or Executive’s litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing Party reimbursement of its or his or her reasonable attorney’s fees and costs. Upon the request of any of the Parties, at any time prior to the beginning of the arbitration hearing the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

WMIH Corp.

1201 Third Avenue, Suite 3000

Seattle, Washington 98101

Attention: Secretary

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10. 4

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WMIH CORP.

By:
Name:
Title:

EXECUTIVE

Thomas L. Fairfield

EXHIBIT A

GENERAL RELEASE

1. Termination of Employment. Thomas L. Fairfield (“Executive”) acknowledges that Executive’s last day of employment with WMIH Corp., a Delaware corporation (together with its successors and assigns the “Company”), is [                    ] (the “Termination Date”).

2. Consideration. In accordance with the Employment Agreement by and between the Company and Executive, dated [            ], 2015 (the “Employment Agreement”), a copy of which is attached hereto and incorporated herewith, the Company agrees to provide the consideration (the “Severance”) set forth in Section 4(a)(ii) of the Employment Agreement in exchange for Executive’s execution of this General Release.

3. Full Release. Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, successors, and assigns, and its officers, directors, employees, related parties and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Related Parties”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this General Release, against the Related Parties for any Claims (as defined herein). For purposes of this General Release, “Claims” means any rights, causes of action, charges, suits, grievances, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected relating to (i) claims under any contract relating to compensation for employment; (ii) tort claims, such as for defamation or emotional distress; (iii) claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, sexual orientation, handicap and/or disability, national origin or any other legally protected class; (iv) claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and similar state statutes and municipal ordinances; (v) claims under the Employee Retirement Income Security Act, federal and state wage payment laws and federal and state wage and hour laws, including laws relating to overtime and vacation; (vi) claims under the Worker Adjustment and Retraining Notification Act of 1988 or similar statutes or regulations of any jurisdiction relating to any plant closing or mass lay-off; (vii) claims under the Family and Medical Leave Act and similar state leave laws; (viii) claims for wrongful discharge; (ix) claims under any other federal, state or municipal employment-related laws; and (x) claims made under or related to any Company compensation or benefit plan; provided, that Claims shall not include: (i) Executive’s right to payment of the Severance, (ii) Executive’s right under the Employment Agreement to payment of the Accrued Obligations (as defined in the Employment Agreement), (iii) Executive’s right under the Employment Agreement to the Restricted Stock (as defined in the Employment Agreement), (iv) any rights Executive may have to indemnification under the Company’s bylaws, any indemnification agreement or under any applicable directors and officers liability insurance policy or (vi) any claims that cannot be waived as a matter of law.

4. Waiver of Rights Under All Applicable Statutes, Contract And Common Law. Executive understands that this General Release waives all claims and rights Executive may have under certain any and all applicable federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Americans with Disabilities Amendment Act, the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and all other statutes, regulations, contracts, common law, and other laws in any and all jurisdictions.

5. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this General Release. This General Release is executed by Executive without reliance on any representation by the Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he is waiving legal rights by signing this General Release. Executive hereby acknowledges that he has carefully read this General Release and has had the opportunity to thoroughly discuss the terms of this General Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this General Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

6. Waiver of Rights Under the Age Discrimination Act. Executive understands that this General Release, and the release contained herein, waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this General Release is executed. All or part of the consideration to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this General Release. For a period of seven (7) days following execution of this General Release, Executive may revoke the terms of this General Release by a written document received by the Employer no later than 11:59 p.m. of the seventh day following Executive’s execution of this General Release. This General Release will not be effective until said revocation period has expired without a revocation by Executive (the “Effective Date”). Executive acknowledges that he has been given up to [21/45]1 days to decide whether to sign this General Release. Executive has been advised to consult with an attorney prior to executing this General Release and has been given a full and fair opportunity to do so.

7. Covenant Not To Sue. Except for an action brought to enforce this General Release or challenge the validity of the ADEA waiver, Executive agrees to refrain from filing or otherwise initiating any action, lawsuit, charge, claim, demand, grievance, arbitration or other legal action against the Company or Related Parties over matters released or waived herein, and agrees that he will refrain from participating in any action, complaint, charge, claim, demand, grievance, arbitration or other legal action initiated or pursued by any individual, group of individuals, partnership, corporation or other entity against Executive and/or the Related Parties over matters released or waived herein, except as required by law. Notwithstanding the foregoing, nothing in this General Release shall interfere with Executive’s right to file a charge with or participate in

[1]	Insert 45 days in the event of a layoff of two or more employees.

an investigation or proceeding by the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, the consideration provided to Executive under this General Release shall be the sole relief provided for the released claims. Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or other recovery in connection with any such charge or proceeding, without regard to who has brought such charge or proceeding.

8. Confidentiality. Executive understands and acknowledges that this General Release is a confidential document as are all of its terms and conditions. Executive shall maintain strictly the confidentiality of and shall not disclose the General Release and/or its terms to anyone other than Executive’s spouse, attorney(s), and tax advisor(s), unless compelled to do so by court order or other legal process. Any disclosure other than those authorized herein, shall constitute a breach of this General Release.

9. Reaffirmation of Continuing Obligations Under Employment Agreement. By executing this General Release, Executive hereby acknowledges and reaffirms the obligations set forth in Section 5, Section 6 and Section 7 of the Employment Agreement.

10. No Admission of Liability. This General Release shall not in any way be considered or construed as an admission by the Company or any improper actions or liability whatsoever as to Executive or any other person, and the Company specifically disclaim any liability to or improper actions against Executive or any other person, on the part of itself, its employees or its agents.

11. Miscellaneous.

(a) This General Release shall be governed in all respects by the laws of the State of Delaware without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this General Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this General Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This General Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this General Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this General Release.

(e) This General Release and the Employment Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive.

(f) This General Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of the Related Parties and the Releasors and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Related Parties and the Releasors.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this General Release on this      day of             .

WMIH CORP.

By:
Name:
Title:

EXECUTIVE